Exhibit 99.1

Canadian Sale Q&A

Proposed Sale of Canadian Oil and Gas Business

Questions & Answers | October 13, 2026

References Press Release, October 8, 2026 and the Form 8-K filed October 6, 2026

All dollar amounts below are in Canadian dollars (C$). The transaction remains subject to closing conditions.

1. What has Barnwell agreed to sell, and who is the buyer?

Barnwell has agreed to sell its Canadian oil and natural gas business to a local Canadian corporation. Following a pre-closing reorganization, the buyer will acquire the shares of the Canadian operating company and a related intercompany note. The agreement was signed on October 5, 2026. The buyer is acquiring the Canadian oil and gas business, not Barnwell Industries, Inc. or its publicly traded shares.

2. What is the purchase price?

The base purchase price is C$9 million, consisting of C$4 million in cash and a 5% gross overriding royalty assigned a value of C$5 million for purposes of the transaction. The price is subject to working-capital and other routine adjustments. The buyer has placed a C$1 million deposit in escrow, which will be credited toward the cash consideration at closing.

3. How does the retained royalty work?

A wholly owned Canadian subsidiary of Barnwell will receive a 5% gross overriding royalty on the acquired business’s interest in future wells drilled on the lands covered by the royalty agreement. This preserves participation in future development. Royalty receipts depend on future drilling, production and commodity prices.

4. Can the buyer purchase the royalty?

Yes. An affiliate of the buyer may purchase the royalty at any time after closing for C$5 million. Royalties paid before exercise do not reduce that price. For example, if Barnwell receives C$500,000 in royalties and the option is then exercised, it would retain that C$500,000 and receive the additional C$5 million, before taxes.

5. Does Barnwell continue to operate and retain the economics of the business until closing?

Yes. Barnwell continues to own and operate the Canadian business and retains its pre-closing operating economics, including revenues and the associated costs and expenses, subject to the agreement’s closing-accounting and purchase-price adjustment provisions. Signing the agreement does not transfer those economics to the buyer. Excess cash and near-cash assets are retained outside the sale, and working capital and indebtedness are reflected in the closing adjustments.

6. What happens to site restoration and abandonment obligations?

The Canadian business’s future site restoration and abandonment obligations will remain with the sold business under the buyer’s ownership. At closing, these obligations will leave Barnwell’s consolidated balance sheet. Barnwell will remain subject to the contractual indemnification obligations in the sale agreement, so the transaction should not be understood as eliminating every possible residual liability.

7. Can Barnwell consider a superior proposal?

The agreement prohibits Barnwell and its representatives from soliciting competing acquisition proposals. Before shareholder approval, specified exceptions allow consideration of unsolicited proposals. Barnwell may terminate to enter into an agreement for a superior proposal only after satisfying the agreement’s requirements, including Board determinations, notice and buyer matching procedures, payment of a C$500,000 termination fee and return of the deposit. These provisions do not constitute an invitation for competing proposals.

8. Will shareholders receive sale proceeds directly?

The consideration is payable to Barnwell and its designated subsidiary, not directly to individual shareholders. The sale itself does not require shareholders to exchange their Barnwell shares and does not itself declare or authorize a shareholder distribution. Any future distribution or other use of proceeds would be a separate Company decision, subject to applicable requirements and further disclosure.

Additional Information

These Q&As summarize selected aspects of the proposed transaction and do not replace the sale agreement or Barnwell’s SEC filings. The agreement and transaction announcement are available with Barnwell’s Current Report on Form 8-K filed October 6, 2026. Readers should review those documents in full.

Important Information for Shareholders

SHAREHOLDERS SHOULD READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Barnwell intends to provide proxy materials in connection with the proposed transaction. When available, the proxy statement and other relevant SEC filings may be obtained free of charge at www.sec.gov. Copies may also be obtained free of charge from Barnwell by contacting barnwellinfo@brninc.com or (713) 730-7026.

Barnwell and its directors and executive officers may be deemed participants in the solicitation of proxies relating to the transaction. Information about the participants and their direct or indirect interests, through security holdings or otherwise, will be provided in the transaction proxy statement when available. Information concerning Barnwell’s directors and executive officers and their ownership interests is also available in Barnwell’s SEC filings, including its proxy statements and subsequent beneficial ownership reports, available free of charge through the sources above.

Forward-Looking Statements

These Q&As contain forward-looking statements, including expectations concerning closing and its timing, purchase-price adjustments, pre-closing operating results, employee continuity, tax treatment, royalty income, exercise of the royalty purchase option, transfer of obligations, strategic opportunities and shareholder value. These statements reflect current expectations and assumptions and involve risks and uncertainties. Actual results may differ materially.

Risks include failure to obtain approvals or satisfy closing conditions; termination of the agreement; changes in commodity prices, production and costs; transaction expenses and purchase-price adjustments; the availability and use of tax attributes; future drilling activity and the amount and timing of royalty receipts; whether the royalty option is exercised; employee departures; indemnification claims; changes in Barnwell’s operating profile and continued-listing eligibility; and the availability, terms and results of strategic opportunities. Additional risks are described in Barnwell’s SEC filings. Barnwell undertakes no obligation to update forward-looking statements except as required by law.